Exhibit 10.1

Loan No. RIE539S01F

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated May 23, 2005 (the “MLA”), is entered into as of December 8, 2008, and effective January 14, 2009 (“Effective Date”), between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”), and amends and restates the Supplement dated January 22, 2008 and numbered RIE539S01E.

SECTION 1.         The Revolving Credit Facility.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of $45,000,000.00 (the “Commitment”), or the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A).  Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2.         Purpose.  The purpose of the Commitment is to finance the inventory and receivables referred to in the Borrowing Base Report.

SECTION 3.         Term.  The term of the Commitment shall be from the Effective Date hereof, up to and including January 13, 2010, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.         Interest.  The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)    7-Day LIBOR Index Rate.  At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to the annual rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of seven (7)-day U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first U.S. Banking Day (as hereinafter defined) in each week with such rate to change weekly on such day, plus the Performance Pricing Adjustments, if any, set forth in Section 4(C) below.  The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first U.S. Banking Day of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option.  Information about the then-current rate shall be made available upon telephonic request.  For purposes hereof:  (a) “U.S. Banking Day” shall mean a day on which CoBank is open for business and banks are open for business in New York, New York; (b) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (c) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B)    LIBOR.  At a fixed rate per annum equal to “LIBOR” (as hereinafter defined), plus the Performance Pricing Adjustments, if any, set forth in Section 4(C) below.  Under this option:  (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9, or 12 months as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be ten; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on three Banking Days’ prior written notice.  For purposes hereof:  (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as herein defined] or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days before the commencement of the Interest

Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9, or 12 months thereafter, as the case may be; provided, however, that:  (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(C)          Performance Pricing Adjustments.  The interest rate spread parameters set forth in Subsection (A) and(B) above shall be either increased or decreased in accordance with the following schedule:

Total Debt to EBITDA (MLA, Section 10(B))	LIBOR Interest Rate Spread	7-Day LIBOR Interest Rate Spread

Equal to or greater than 4.00 to 1.00	+ 300 basis points	+ 300 basis points
Equal to or greater than 3.50 to 1.00 but less than 4.00 to 1.00	+ 275 basis points	+ 275 basis points
Equal to or greater than 3.00 to 1.00 but less than 3.50 to 1.00	+ 250 basis points	+ 250 basis points
Equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00	+ 225 basis points	+ 225 basis points
Less than 2.50 to 1.00	+ 200 basis points	+ 200 basis points

The initial spreads shall be those applicable to Total Debt to EBITDA of less than 2.50 to 1.00.  The applicable interest rate adjustment shall:  (i) be considered as of each fiscal quarter end based on the quarterly Compliance Certificate provided by the Company under Section 8(H)(vii) of the MLA; (ii) become effective as of the first day of the fiscal quarter following receipt of such information by CoBank, and (iii) shall be effective on a prospective basis only and shall not affect existing fixed rate pricing.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans.  All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by CoBank not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon CoBank’s request.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at CoBank’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than three months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5.         Promissory Note.  The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.         Borrowing Base Reports, Etc.  The Company agrees to furnish a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request.  Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the report is being furnished.  However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished.  Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7.         Letters of Credit.  If agreeable to CoBank in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account.  Each letter of credit will be issued within a reasonable period of time after CoBank’s receipt of a duly completed and executed copy of CoBank’s then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder.  Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement.  Each letter of credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the Commitment.  Notwithstanding the forgoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify CoBank and pay to CoBank (to be held as cash collateral) an amount equal to such excess.

SECTION 8.         Security.  The Company’s obligations hereunder and, to the extent related hereto, the MLA, shall be secured as provided in the Security Section of the MLA, including without limitation as a future advance under any existing mortgage or deed of trust.

SECTION 9.         Commitment Fee.  In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 1/4 of 1% per annum (calculated on a 360-day basis), payable quarterly in arrears by the 20th day following each calendar quarter.  Such fee shall be payable for each quarter (or portion thereof) occurring during the original or any extended term of the Commitment.  For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

SECTION 10.       Amendment Fee.  In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $9,000.00.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA COMPANY, INC.

By:	By:	/s/ Edward Irion

Title:	Title:	CFO